Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 on Form S-8 (No. 33-34694); Post-Effective Amendment No. 2 on Form S-8 (No. 333-25945); Post-Effective Amendment No. 2 on Form S-8 (No. 33-59739); Post-Effective Amendment No. 1 on Form S-8 (No. 333-77125); Post-Effective Amendment No. 1 on Form S-8 (No. 333-88912); Post-Effective Amendment No. 1 on Form S-8 (No. 333-101524); Post-Effective Amendment No. 2 on Form S-8 (No. 333-119308); and Post-Effective Amendment No. 1 on Form S-8 (No. 333-134592) of our report dated February 26, 2008 relating to the financial statements, financial statement schedule, and the effectiveness of internal control over financial reporting, which appears in Foster Wheeler Ltd.’s Annual Report on Form 10-K for the year ended December 28, 2007.

PricewaterhouseCoopers LLP

Florham Park, NJ

February 6, 2009